CONTACT:                                CONTACT:
Kent Electronics Corporation            Houston Wire & Cable Company
Stephen J. Chapko                       Charles A. Sorrentino
Executive Vice President & CFO          President & CEO
281-243-4000                            713-609-2200

Morgen-Walke Associates
Robert P. Jones/Theresa Schillero
Media:  Robert Ingram/Amy Sikorski
212-850-5600

FOR IMMEDIATE RELEASE


          KENT ELECTRONICS SELLS REDISTRIBUTION WIRE AND CABLE ASSETS
                            TO HOUSTON WIRE & CABLE

     Houston, Texas, May 23, 2000 - Kent Electronics Corporation (NYSE:KNT) announced that it has completed the sale of certain assets of its distribution business to Houston Wire & Cable Company. The sale includes assets which are related to the redistribution of high voltage specialty wire and cable to electrical distributors. Terms of the transaction were not disclosed.

     Larry D. Olson, President and Chief Operating Officer of Kent Electronics, stated, "This transaction is consistent with our strategy of strengthening our core operations and effectively deploying our resources to serve high growth applications. We believe that the sale of our redistribution assets to Houston Wire & Cable will create a business that will benefit both the employees and customers of Futronix."

     Charles Sorrentino, President and CEO of Houston Wire & Cable Company, noted, "By combining the talents of both organizations, we are strengthening our position as a value-added supplier, broadening our array of products and expanding our technical expertise."

     Kent Electronics' redistribution assets generated annual revenues of approximately $93 million, which represented 9% of total Company sales for the fiscal year ended April 1, 2000. The transaction is expected to be earnings-neutral to Kent in fiscal 2001.

     The purchase will give Houston Wire & Cable greater utilization of its distribution network and enhanced ability to serve customers on a nationwide basis.

     The forward-looking statements in this press release involve risks and uncertainties which could cause actual results or performance relating to the above-mentioned transaction, to differ materially from those expressed in the forward-looking statements. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that


                                     -MORE-
management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release, include, but are not limited to, the risks related to forward-looking statements discussed in the Company's Annual Report on Form 10-K for the fiscal year ended April 3, 1999.

     Kent Electronics is among the largest publicly traded specialty electronics distributors and network integrators. Kent's contract manufacturing subsidiary, K*TEC Electronics, is among the leading contract manufacturers in the U.S.

     Houston Wire & Cable is a national distributor of specialty wire and cable products from leading quality manufacturers.